SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant ___

Filed by a Party other than the Registrant  _X_

Check the appropriate box:

_X_  Preliminary Proxy Statement

___ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

___  Definitive Proxy Statement

___  Definitive Additional Materials

___  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                          Global Motorsport Group, Inc.
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                (Name of Registrant as Specified in Its Charter)


                                Golden Cycle, LLC
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      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):
_X_  No fee required

___  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (Set forth the amount on which the filing fee is calculated and state how it was determined):


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     --------------------------------------------------------------------------

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     ___ Fee paid previously with preliminary materials.

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     ___ Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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


PRELIMINARY COPY
SUBJECT TO COMPLETION

GOLDEN CYCLE, LLC
Harrisburg, Pennsylvania

October __, 1998

Dear Global Motorsport Group Stockholders:

     On October 27, 1998, Golden Cycle, LLC presented you with an opportunity to sell up to approximately 99% of your stock for $19.00 per share in cash through our fully financed proposal. We continue to believe that we offer the stockholders of Global Motorsport Group the greatest certainty of receiving value for their shares. For that reason, we are seeking your consents to replace Global's Board with our nominees and approve certain other proposals (collectively, the "Proposals") which are described in the Consent Statement attached to this letter. All stockholders of Global Motorsport Group are being asked to express their consent to the Proposals by MARKING, SIGNING and DATING the enclosed WHITE consent card and returning it to Innisfree M&A Incorporated in accordance with the instructions set forth in the Consent Statement.

     As you know, at the end of March we proposed to Global Motorsport Group management that we acquire the company at a cash price of $18 per share. At that time, we stated our willingness to negotiate all terms of our offer, including the price, and requested that the company provide us with access to information which would permit us to determine the values inherent in the company. Global's Board rejected our offer and has refused to sit down with us to negotiate a transaction.

     On May 22, 1998, Global Motorsport announced that it had entered into a letter of intent with an entity controlled by Fremont Partners for the acquisition of the outstanding shares of Global for $23 per share in cash. The letter of intent provided that Global would not solicit, negotiate or provide information to any other potential buyers until the end of June, and also provided for a cash payment of $5 million to Fremont if the transaction were not consummated and Global entered into an alternative sale transaction at a higher price.

     On June 29, 1998, Global Motorsport announced that it had entered into a definitive merger agreement whereby Global would be acquired by an entity controlled by Fremont Partners. The terms of the transaction were materially different from those announced on May 22. In particular, the agreement provided that 94% of the publicly held shares of the company would be acquired, in a self-tender offer by Global, for a cash price of $21.75. Based on the valuation of the stub interest performed by Cleary Gull Reiland & McDevitt, Inc., Global's investment banker, as reported in Global's SEC filings, the blended price of the Fremont offer was approximately $20.50 per share. In addition, Global agreed to pay Fremont $1 million in expenses if the merger agreement were terminated for any reason and an additional $3.5 million breakup fee under certain conditions. Despite the fact that Fremont had backed away from its agreement to pay $23 in cash for all shares, Global never contacted us to discuss what price Golden Cycle might be willing to pay to acquire the company.

     On August 11, 1998, one day before Global's tender offer was scheduled to close, the company issued a press release announcing that it was extending its offer until the end of September "to provide additional time to satisfy the financing condition to the tender offer in view of current market conditions in the high yield debt securities market."

     On September 28, 1998, Global announced that it had agreed with Fremont to terminate its offer due to the failure to satisfy the financing condition to the tender offer. Global also paid to Fremont $1 million in expenses. Mr. Keenan, chairman of Global, stated during a conference call with analysts on September 28 that Golden Cycle would be permitted to conduct due diligence on executing a confidentiality agreement containing no standstill provisions. Despite Mr. Keenan's assurances, Global continued to insist upon a standstill from us until it became clear that we would not enter into such an agreement. At that point, Global dropped its demand for a standstill, but continued to impose restrictions and limitations that we found unacceptable. Specifically, Global informed us that it could not permit access to the data room or to management, unless we first made a bid that Global, in its sole discretion, considered sufficient.

     Although Global's Board refuses to negotiate a transaction with us, we are prepared to enter into an agreement with the company which would provide stockholders with $19 in cash for substantially all of their shares. In particular, if Global's stockholders approve our Proposals to remove all current members of the company's Board of Directors, amend the By-laws to set the number of directors on the Board at five and permit the company's stockholders to fill vacancies on the Board and elect our nominees to the Board, then subject to the fulfillment of their fiduciary duties as directors of the company, our nominees intend to enter into an agreement between Golden Cycle and Global providing for a transaction, structured as a tender offer by Global, in which holders of shares of Global's common stock would receive $19 in cash for approximately 4,600,000 shares, representing approximately 99% of the presently outstanding shares which are not owned by Golden Cycle. Following the closing, public stockholders would continue to own approximately 8% of the outstanding common equity of Global. In order to ensure that any sale of the Company results in maximum value to all stockholders, we have agreed that any acquisition agreement between Golden Cycle and Global will not contain any provisions that would preclude or restrict the Board from considering other offers for its shares

     We estimate the total amount of funds required to purchase 4,600,000 shares, refinance certain indebtedness of the company, pay costs and expenses and provide the company with sufficient working capital to be approximately $160 million. We have received a firm commitment from NationsBank, N.A. to provide $80 million in senior bank debt financing. In addition, we will raise $30 million in subordinated debt and $60 million in equity from Alex and Roger Grass or their affiliates. As a consequence, despite the difficult market conditions which gave Fremont the opportunity to terminate its agreement and walk away with $1 million, our offer is not subject to a financing condition. For that reason, we believe that there is far greater certainty that our transaction can be successfully completed. However, that can only happen if stockholders give their consents to our Proposals.

     You now have an opportunity to maximize the value of your investment. We urge you to read the enclosed materials, which describe our Proposals in greater detail. Then, please sign, date and return the enclosed WHITE consent card today in the envelope provided. This is your chance to tell the existing Global Motorsport directors and management that you want to realize value for your Global shares now.

                                            Sincerely,


     1. If your shares of Global Common Stock are held in your own name, please sign, date and return the enclosed WHITE consent card today in the envelope provided.

     2. If your shares of Global Common Stock are held in the name of a brokerage firm, bank nominee or other institution, only that entity can execute a consent with respect to your shares and only upon receipt of your specific instructions. Accordingly, you should contact the person responsible for your account and instruct him or her to vote a WHITE consent card on your behalf today. Golden Cycle urges you to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to Golden Cycle in care of Innisfree M&A Incorporated so that Golden Cycle will be aware of all instructions given and can attempt to ensure that these instructions are followed.

     If you have any questions or require any assistance in executing or delivering your consent, please call:

                           Innisfree M&A Incorporated
                         501 Madison Avenue, 20th Floor
                            New York, New York 10022
                            Toll Free: (888) 750-5834
                 Banks and Brokers call collect: (212) 750-5833


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


PRELIMINARY COPY
SUBJECT TO COMPLETION

                     CONSENT STATEMENT OF GOLDEN CYCLE, LLC

This Consent Solicitation Statement (the "Consent Statement") and the accompanying form of written consent are furnished by Golden Cycle, LLC ("Cycle") in connection with its solicitation of written consents from the holders of common stock, $0.001 par value per share (the "Common Stock"), of Global Motorsport Group, Inc. (the "Company") to take the following action without a meeting of the Company's stockholders, as permitted by Delaware law:

     1. Remove all current members of the Company's Board of Directors (the "Board of Directors") and any other person or persons (other than the persons elected pursuant to this consent) elected or appointed to the Board of Directors prior to the effective date of this stockholder action in addition to or in lieu of any of such current members to fill any newly created directorship or vacancy on the Board of Directors, or otherwise (the "Director Removal Proposal");

     2. Amend Article III, Section 1 of the Bylaws of the Company (the "Bylaws") to set the number of directors on the Board of Directors at five (the "Board Size Proposal");

     3. Amend Article III, Section 2 of the Bylaws to permit the Company's stockholders to fill vacancies on the Board of Directors (the "Director Vacancy Proposal");

     4. Elect Aaron H. Brenner, Alexander Grass, Roger Grass, H. Irwin Levy and George Lindemann (collectively, the "Cycle Nominees" or the "Nominees") as directors of the Company to fill the newly created vacancies on the Board of Directors and to serve until their respective successors are duly elected and qualified (the "Director Election Proposal"); and

     5. Repeal any Bylaws adopted by the Board of Directors since May 7, 1998 and prior to the effective date of this stockholder action other than the Bylaws adopted by this consent (the "Bylaw Proposal" and, collectively with the Director Removal Proposal, the Board Size Proposal, the Director Vacancy Proposal and the Director Election Proposal, the "Proposals").

     Stockholders of the Company are being asked to express their consent to the Proposals by MARKING, SIGNING and DATING the enclosed WHITE consent card and returning it to Innisfree M&A Incorporated in accordance with the instructions set forth below.

                  GOLDEN CYCLE, LLC RECOMMENDS THAT YOU CONSENT
                            TO EACH OF THE PROPOSALS

This Consent Statement and the enclosed WHITE consent card are first being furnished to the Company's stockholders on or about October __, 1998.

                          SUMMARY OF CONSENT PROCEDURE

Cycle believes that the Proposals will become effective on the date when the written consents of holders of a majority of the shares of the Common Stock outstanding on the record date as determined in accordance with Delaware law (the "Record Date") are delivered to the Company, so long as each of such consents is obtained within 60 days of the earliest dated consent delivered to the Company. Section 213(b) of the Delaware General Corporation Law (the "DGCL") provides that the record date for a consent solicitation shall be as established by the board of directors of the corporation (i.e., the Company) or, if no record date is established, shall be the first date on which a signed written consent is delivered to the corporation. Cycle delivered a signed written consent to the Company on ____, 1998. Accordingly, Cycle believes that the Record Date is _____, 1998.


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CYCLE RECOMMENDS THAT YOU CONSENT TO EACH OF THE PROPOSALS. YOUR CONSENT IS
IMPORTANT. PLEASE MARK, SIGN AND DATE THE ENCLOSED WHITE CONSENT CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE PROMPTLY. FAILURE TO RETURN YOUR CONSENT WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE PROPOSALS.

Cycle has retained Innisfree M&A Incorporated ("Innisfree") to assist in the solicitation. If your shares are held in your name, please mark, sign, date and mail the enclosed WHITE consent card to Innisfree in the postage-paid envelope provided. If your shares are held in the name of a brokerage firm, bank nominee or other institution, you should contact the person responsible for your account and given instructions for the WHITE consent card representing your shares to be marked, dated, signed and mailed. Only that institution can execute a WHITE consent card with respect to your shares and only upon receipt of specific instructions from you. Cycle urges you to confirm in writing your instructions to the person responsible for your account and to provide a copy of those instructions to Cycle in care of Innisfree at the address set forth below so that Cycle will be aware of all instructions given and can attempt to ensure that such instructions are followed.

If you have any questions about executing your consent or require assistance, please contact:

                           INNISFREE M&A INCORPORATED

                         501 Madison Avenue, 20th Floor
                               New York, NY 10022
                            Toll Free: (888) 750-5834
                 Banks and Brokers call collect: (212) 750-5833

                                      CYCLE

Cycle is a Pennsylvania limited liability company in which Alexander Grass ("Alexander Grass") and Roger L. Grass ("Roger Grass") are each 50% members. Alexander Grass serves as President and Secretary of Cycle, and Roger Grass is its Vice-President and Treasurer. As of the date of this Consent Statement, Cycle owns an aggregate of 528,100 shares of the Common Stock, representing approximately 10.2% of the 5,173,077 shares of the Common Stock currently outstanding, based on publicly available information filed by the Company with the Securities and Exchange Commission. The business address and the address of the principal executive offices of Cycle is 4025 Crooked Hill Road, Harrisburg, Pennsylvania 17110.

Additional information about Cycle, its nominees and members is set forth under the heading "Certain Other Information Regarding Cycle and the Cycle Nominees" and in Exhibit A attached to this Consent Statement.

             BACKGROUND OF AND REASONS FOR THE CONSENT SOLICITATION

On March 23, 1998, Alexander Grass telephoned Mr. Joseph Piazza, President and Chief Executive Officer of the Company, to discuss with him Cycle's interest in acquiring the Company and to request a meeting with him. Mr. Piazza did not take the call. On the same day, Cycle sent a letter to Mr. Piazza stating that Cycle was prepared to acquire the Company at a cash price of $18 per share. The letter stated that the terms of the offer, including the price, were subject to negotiation if greater value could be demonstrated. The letter requested that the Company provide Cycle with information about the Company for the purpose of completing a due diligence review of the Company to determine whether there is greater value in the Company. The letter further stated that if the Board of Directors did not wish to proceed with negotiations or to provide Cycle with an opportunity to conduct due diligence, Cycle would consider attempting to seek control of the Company through a consent solicitation to replace the Board of Directors and to elect directors committed to selling the Company for the highest price reasonably available. On March 24, Cycle filed preliminary consent solicitation materials with the Securities and Exchange


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


Commission ("Commission"). Those materials cleared the Commission on April 14, 1998.

On March 27, 1998, Alexander Grass sent another letter to Mr. Piazza reiterating Cycle's interest in having an opportunity to negotiate all aspects of its offer and expressing disappointment that the Company refused to meet with Cycle to negotiate the terms of the transaction. On March 31, 1998, Joseph F. Keenan, Chairman of the Board of Directors, sent Cycle a letter acknowledging receipt of Cycle's March 23 and 27 letters and stating that before responding to the offer the Board of Directors needed to gather information. The letter further stated that the Company had retained an investment banking firm as well as a law firm in order adequately to evaluate Cycle's offer. On April 2, 1998, Alexander Grass sent a letter to Mr. Keenan confirming that Cycle was encouraged by Mr. Keenan's letter to the extent that it suggested recognition of the fact that serious discussions with Cycle are in the best interests of the Company's stockholders and that Cycle would be given equal access with all potential bidders to information regarding the Company.

On April 7, 1998, Cycle commenced a tender offer to purchase all outstanding shares of the Common Stock at a cash price of $18 per share (and associated preferred share purchase right). The tender offer was conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration date of the tender offer that number of shares that would, together with the shares beneficially owned by Cycle, represent a majority of the outstanding shares of the Company on a fully diluted basis, (ii) the Company's preferred share purchase rights (the "Rights") having been redeemed by the Board of Directors or Cycle being satisfied, in its sole discretion, that such Rights have been invalidated or are otherwise inapplicable to the tender offer and the proposed merger and (iii) the acquisition of shares pursuant to the tender offer and the proposed merger having been approved pursuant to Section 203 of the DGCL or Cycle being satisfied, in its sole discretion, that the provisions of Section 203 are otherwise inapplicable to the acquisition of shares pursuant to the tender offer and the proposed merger. The tender offer was also conditioned upon Cycle's having obtained sufficient financing to purchase all shares outstanding on a fully diluted basis, to refinance certain indebtedness of the Company and to pay related costs and expenses. The Board of Directors took no action to redeem the Rights, or to render the Rights Plan inapplicable to Cycle's offer. Further, the Board of Directors has taken no action to exempt Cycle's offer from the operation of Section 203 of the DGCL.

On April 13, 1998, the Company announced that the Board of Directors had rejected Cycle's $18 offer as inadequate and that the Board of Directors had authorized its management and advisors to explore alternatives to maximize stockholder value "including entering into discussions with other parties who have expressed an interest in acquiring the Company at a more attractive price" than $18 per share.

On May 22, 1998, the Company announced that it had entered into a letter of intent with an entity controlled by Fremont Partners for the acquisition of the outstanding shares of the Company for $23 per share in cash. The letter of intent provided that the Company would not solicit, negotiate or provide information to any other potential buyers until the end of June 1998, and also provided for a cash payment of $5 million to Fremont if the transaction were not consummated and the Company entered into an alternative sale transaction at a higher price.

On June 29, 1998, the Company announced that it had entered into a definitive merger agreement whereby the Company would be acquired by an entity controlled by Fremont Partners. The terms of the transaction were materially different from those announced on May 22. In particular, the agreement provided that 94% of the publicly held shares of the Company would be acquired, in a self tender offer by Global, for a cash price of $21.75. In addition, the Company agreed to pay Fremont $1 million in expenses if the merger agreement were terminated for any reason and an additional $3.5 million breakup fee under certain conditions. Despite the fact that Fremont had backed away from its agreement to pay $23 in cash for all shares, the Company never contacted Cycle to discuss what price Cycle might be willing to pay to acquire the Company. Materials distributed by the Company to stockholders in connection with the Fremont transaction stated that Cleary Gull Reiland & McDevitt, Inc. ("Cleary Gull") had been engaged by the Company to act as its investment banker with respect to the Fremont offer and that Cleary Gull had rendered an opinion that the consideration to be received by the Company's stockholders in the transaction was fair from a financial point of view to such stockholders. The Company's tender offer materials stated that in connection with its opinion, Cleary Gull had derived an equity value range for the Company of $16.00 to $24 per fully diluted


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share based upon a comparable public company trading analysis, $15.00 to $22 per share based upon a selected transactions analysis, $23.73 to $30.15 per share based upon a discounted cash flow analysis, and $23.52 to $23.93 per share based upon hypothetical implied trading values based upon earnings. Based on the valuation of the stub interest performed by Cleary Gull, as reported in the Company's Commission filings, the blended price of the Fremont offer was approximately $20.50 per share. Between September 29, 1998, the day after the Company announced that the Fremont agreement had been terminated, and October
26, 1998, the last trading date before Cycle announced that it would provide stockholders with $19.00 per share in cash for substantially all of their shares, the reported closing bid price of the Company's Common Stock on NASDAQ was in the range of $12.50 to $15.25.

On August 11, 1998, one day before the Company's tender offer was scheduled to close, the Company issued a press release announcing that it was extending its offer until the end of September "to provide additional time to satisfy the financing condition to the tender offer in view of current market conditions in the high yield debt securities market."

On September 25, 1998, Cycle tendered all of its shares of Company Common Stock in accordance with the terms of the Company's offer to purchase up to 4,820,000 shares at a price of $21.75 per share in cash. Cycle tendered its shares because of the risk that in the unlikely event that the Company accepted shares for purchase pursuant to its offer, any shares which were not purchased would, according to the Company's offer to purchase, have an estimated value of $0.84 to $1.34.

On September 28, 1998, the Company announced that it had agreed with Fremont to terminate its offer due to the failure to satisfy the financing condition to the tender offer. The Company also paid to Fremont $1 million in expenses. Mr. Keenan stated during a conference call with analysts on September 28 that Cycle would be permitted to conduct due diligence upon executing a confidentiality agreement containing no standstill provisions. Despite Mr. Keenan's assurances, representatives of the Company continued to insist upon a standstill from Cycle until it became clear that Cycle would not enter into such an agreement. At that point, the Company dropped its demand for a standstill, but continued to impose restrictions and limitations that Cycle found unacceptable. Specifically, the Company informed Cycle that it could not permit access to the data room or to management unless Cycle first made a bid that the Board of Directors of the Company, in its sole discretion, considered sufficient.

On October 27, 1998, Cycle announced that it was prepared to enter into an agreement with the Company which would provide stockholders with $19 in cash for up to approximately 4,600,000 shares of the Common Stock, representing approximately 99% of the Common Stock not owned by Cycle. Cycle's announcement stated that if the Company's stockholders approve the Proposals, then subject to the fulfillment of their fiduciary duties as directors of the Company, the Nominees intend to enter into an agreement between Cycle and the Company providing for a transaction, structured as a tender offer by the Company, in which holders of shares of the Company's Common Stock would receive $19 in cash for approximately 4,600,000 shares. Following the closing, public stockholders would continue to own approximately 8% of the outstanding common equity of the Company.

On October 27, 1998, Cycle also announced that it had entered into a binding commitment letter with NationsBank, N.A. pursuant to which NationsBank agreed to provide an $80 million senior credit facility the proceeds of which would be used to acquire shares of Common Stock in the self tender offer as well as to refinance existing indebtedness, pay fees and expenses in connection with the transaction and provide working capital of the Company. The funds necessary to consummate the transaction proposed by Cycle include the senior credit facility, together with $30 million in subordinated debt and $60 million in equity from Cycle and its affiliates. As a consequence of the commitment letter from NationsBank, the transaction proposed by Cycle is not subject to a financing condition.

Cycle's tender offer expired at 12:00 Midnight, New York City time, on Friday, October 30, 1998 without the purchase of any shares thereunder.

Litigation

On March 25, 1998, pursuant to Section 220 of the DGCL, Cycle requested Cede & Co., the record owner of shares of the Common Stock beneficially owned by Cycle, to demand the right to inspect certain books and records of the Company, including the stockholder lists. The Company refused that demand. On April 2, 1998, Cycle commenced litigation against the Company in the Court of Chancery of the State of Delaware seeking an order compelling the Company to produce all


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documents requested by Cycle. An amended demand was sent to the Company on April
6, 1998. A hearing on the request to produce the stockholder lists was held on April 14, 1998 and the Court ordered the Company to produce such stockholder lists. A hearing on the request to inspect certain other books and records of the Company was held on May 22, 1998. On June 18, 1998, the Court issued its opinion denying Cycle's request for books and records and ordered the case dismissed.

On April 2, 1998, the Company filed suit in the United States District Court for the Northern District of California against Cycle, Alexander Grass and Roger Grass alleging, among other things, false and misleading proxy materials and
Schedule 13D filings with the Commission. The complaint sought, among other things, to enjoin the solicitation of written consents pursuant to Cycle's solicitation materials. On August 21, 1998, the suit was dismissed without prejudice pursuant to a stipulation of dismissal by the parties.

On April 6, 1998, Cycle filed suit in the United States District Court for the District of Delaware, alleging that the Company and its directors were in violation of the federal securities laws in opposing Cycle's proposed acquisition of the Company. On August 31, 1998, the District Court ordered the case dismissed without prejudice pursuant to a stipulation of dismissal by the parties.

On April 7, 1998, Cycle commenced litigation against the Company in the Court of Chancery of the State of Delaware seeking, among other things, an order compelling the Board of Directors to redeem the Rights or to amend the Rights Agreement dated as of November 13, 1996 between the Company and American Stock Transfer and Trust Company, as Rights Agent (the "Poison Pill"), to make the Rights inapplicable to Cycle's tender offer and to approve the tender offer for purposes of Section 203 of the DGCL on the grounds that a failure to do so would constitute a breach of fiduciary duty to the Company's stockholders. On May 20, 1998 the Court denied Cycle's request for injunctive relief stating that such relief is unwarranted and unnecessary at that time. The Chancery Court's order was not a final judgment on Cycle's claims, and the action is ongoing.

Prior History

In December 1995, Roger Grass proposed that the Company and an investment vehicle formed by Alexander Grass and Roger Grass engage in a joint retail marketing venture. The Company indicated an interest in a 50/50 "partnership" in which Messrs. Alexander Grass and Roger Grass would be responsible for the entire financial commitment. Roger Grass advised the Company that such a proposal was not acceptable.

In the Fall of 1996, Roger Grass contacted the Company to express an interest in a strategic transaction with the Company. Shortly thereafter the Company adopted the Poison Pill. In response to Mr. Grass' inquiry, Mr. James Kelly, Executive Vice President and Chief Financial Officer of the Company, contacted Mr. John Foster, President of Biker's Depot, Inc. ("Biker's Depot") to set up a meeting for February 4, 1997 at the offices of Biker's Depot. The meeting was not held because representatives of the Company failed to arrive.

Cycle's Proposals

Cycle seeks to replace the current Board of Directors with its own Nominees. Cycle's primary purpose in seeking to elect the Nominees to the Company's Board is to facilitate the acquisition of the Company by Cycle. However, if elected, the Nominees would be responsible for managing the business and affairs of the Company. The Nominees understand that, as directors of the Company, each of them has an obligation under Delaware law to the most scrupulous observance of his duty of care and duty of loyalty, which requires an undivided and unselfish loyalty to the Company and demands that there be no conflict between duty and self interest. Each Nominee has undertaken personally, if elected, to be bound by and discharge his duty of care and duty of loyalty to the Company and has agreed to perform his duties in good faith, in a manner that he reasonably believes to be in the best interests of the Company and all of its stockholders. Circumstances may arise (which circumstances include the proposed agreement with Cycle, as well as any proposal a third party might make to acquire or combine with the Company) in which the interests of Cycle and its affiliates, on the one hand, and the interests of other stockholders of the Company, on the other hand, may differ. In these circumstances, while the Nominees currently do not have plans with respect


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to actions they would take, they intend to discharge their obligations owing to the Company and its stockholders under Delaware law and in light of then prevailing circumstances, taking into account the effects of any actions taken on the Company and its stockholders.

In this regard, Section 144 of the DGCL expressly provides that a contract or transaction between interested parties is not void or voidable solely for this reason if one of three tests, set forth in Section 144, is satisfied. These tests are: (i) disclosure of the material facts concerning the conflict to the company's board of directors and approval of the contract or transaction by a majority of the disinterested directors; (ii) disclosure of the material facts concerning the conflict to the company's stockholders and approval in good faith by vote of the stockholders; or (iii) the contract or transaction is fair to the company. The Nominees, if elected, intend to comply with Section 144 in all applicable circumstances.

In addition, in order to ensure that any sale of the Company results in maximum value to all stockholders, Cycle has proposed that any acquisition agreement between Cycle and the Company will not contain any provisions that would preclude or restrict the Board of Directors from considering other offers for its shares. If they are elected to the Board of Directors, the Nominees will, since Alexander Grass and Roger Grass have a financial interest in Cycle, which is seeking to acquire the Company, appoint the three disinterested Nominees, Messrs. Brenner, Levy and Lindemann, as a Special Committee of the Board of Directors. The members of such Special Committee will have authority to take all actions, consistent with their fiduciary duties as directors of the Company, necessary or desirable to maximize value to all stockholders of the Company through the sale of the Company. The specific actions to be taken by the Special Committee in connection with the sale of the Company, and the timing thereof, will depend on the facts and circumstances at the time, including, without limitation, whether or not any other parties indicate an interest in acquiring the Company.

The disinterested Nominees, if elected, intend to conduct good faith negotiations with any person who makes a bona fide, fully financed offer to purchase substantially all of the outstanding shares of the Company for a price of more than $19 per share. The disinterested Nominees, if elected, also intend to redeem the Poison Pill following such negotiations, which they anticipate will take no longer than 30 days. Cycle is fully prepared to acquire the Company through a negotiated acquisition agreement at a cash price of $19 per share for substantially all outstanding shares. Because the Nominees are committed to selling the Company on the terms most advantageous to the stockholders and only for a price that reflects the Company's underlying value, they will negotiate in good faith with any person who makes a bona fide, fully financed offer to purchase substantially all of the outstanding shares of the Company for more than $19 per share. The Nominees, if elected, do not intend to establish a bidding process because seven months have elapsed since Cycle first announced its interest in acquiring the Company and, to the knowledge of Cycle, there are no bidders who are currently interested in pursuing such an acquisition. Rather, the Nominees, if elected, will depend upon the fact that any agreement with Cycle would not preclude other persons from bidding for the Company. The Nominees believe that a sale of the Company for cash is the structure most likely to maximize stockholder value. However, the Nominees would consider bids involving any combination of cash and securities if it can be clearly demonstrated that such a combination would provide greater value to the Company's stockholders.

Cycle believes that when a substantial offer is made to acquire the Company, the stockholders rather than the Board of Directors should have the final word on whether the offer is accepted. Today, the Poison Pill enables the Board of Directors to block a proposal to acquire control of the Company even if the acquiror is prepared to implement that proposal through a tender or exchange offer to the Company's stockholders, without making the Company a party to the transaction. A description of the Poison Pill, set forth as Item 1 of the Company's Registration Statement on Form 8-A, dated December 9, 1996, is attached hereto as Exhibit B. As a result of the Poison Pill, potential buyers do not have the option of dealing directly with stockholders if the Board of Directors opposes their acquisition proposals. If the Proposals are approved, the Cycle Nominees would constitute the entire Board of Directors and would thereby have the power to redeem the Poison Pill. The Nominees have committed to redeem the Poison Pill on the conditions described above promptly after their election to the Board of Directors, consistent with their fiduciary duties as directors of the Company.

In the absence of any other antitakeover protections, the redemption of the Poison Pill could result in the Company being subject to coercive takeover tactics. Cycle believes that the redemption of the Poison Pill will not result in the Company's being subject to coercive takeover tactics since the Company continues to be subject to Section 203 of the DGCL (the "Business

Combination Statute"). The Business Combination Statute provides, in effect, that if any person acquires beneficial ownership of 15% or more of the Company's outstanding shares (thereby becoming an "Interested Stockholder"), the Interested Stockholder may not engage in a business combination with the Company for three years thereafter, subject to certain exceptions. Among the exceptions are (i) the Board of Directors' prior approval of such acquisition, (ii) the acquisition of at least 85% of the Company's shares (subject to certain exclusions) in the transaction in which such person becomes an Interested Stockholder and (iii) the approval of such business combination by 66 2/3% of the outstanding shares not owned by the Interested Stockholder.

THE FOREGOING IS A SUMMARY OF THE BUSINESS COMBINATION STATUTE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE THERETO.

Cycle seeks the amendment of the Bylaws to set the number of directors on the Board of Directors at five and to provide that the Company's stockholders may fill vacancies on the Board of Directors. The Bylaws currently authorize between three and five directors. The number may be changed from time to time within these limits by resolution of the Board of Directors. The Company has announced that the current number of directors is four. Cycle's Board Size Proposal and Director Vacancy Proposal will set the size of the Board at five directors, which vacancies will be filled by the Cycle Nominees pursuant to the Director Election Proposal.

The purpose of the proposals being made by Cycle in this Consent Statement is to advance the interests of all of the Company's stockholders. Therefore, Cycle believes that its expenses in connection with the consent solicitation (including any litigation expenses) should be reimbursed by the Company. The cost of the solicitation of consents to the Proposals will be borne by Cycle. Cycle intends to seek reimbursement of its expenses from the Company if the Cycle Nominees are elected to the Board of Directors. Costs related to the solicitation of consents to the Proposals include expenditures for attorneys, accountants, investment bankers, consent solicitors, printing, postage, litigation and related expenses and filing fees and are expected to aggregate approximately $750,000 of which approximately $500,000 has been spent to date. The portion of such costs allocable solely to the solicitation of consents to the Proposals is not readily determinable.

Cycle also seeks the repeal of any Bylaws adopted by the Board of Directors since May 7, 1998 (the date of the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1998, which incorporates by reference the form of the Company's Bylaws) through the date that the Bylaw Proposal is adopted so that the Board of Directors cannot use new Bylaws or Bylaws which have not heretofore been disclosed to the Company's stockholders to prevent the stockholders from accomplishing the objectives described in this Consent Statement.

Cycle is not aware of any Bylaws that would be repealed by the approval of the Bylaw Proposal. The approval of the Bylaw Proposal could result in the repeal of Bylaws which may be in the best interests of the Company's stockholders, although Cycle believes such a possibility to be unlikely in view of the failure of the Board of Directors to disclose any such Bylaws. If the Company subsequently amends the Bylaws and discloses such amendment, Cycle may forward additional solicitation materials to the Company's stockholders regarding such actions.

Section 109 of the DGCL provides that "the power to adopt, amend or repeal bylaws shall be in the stockholders entitled to vote. . . ; provided, however, any corporation may, in its certificate of incorporation, confer the power to adopt, amend or repeal bylaws upon the directors. . . . The fact that such power has been so conferred upon the directors. . . shall not divest the stockholders or members of the power, nor limit their power to adopt, amend or repeal bylaws." Cycle believes that such an unequivocal statement makes it clear that the stockholders of the Company have the power under Delaware law to repeal Bylaws as provided by the Bylaw Proposal, whether or not the Bylaws so amended or repealed are known to the stockholders. To the knowledge of Cycle, the Delaware courts have not addressed the validity of a proposal of the form of the Bylaw Proposal. The Company's certificate of incorporation confers the power to adopt, amend or repeal the Bylaws on the Board of Directors, and the Bylaws provide for such amendment or repeal by the Board of Directors without a vote of the Company's stockholders.

Cycle believes that passage of the Director Removal Proposal, the Board Size Proposal, the Director Election Proposal, the Director Vacancy Proposal and the Bylaw Proposal will facilitate the sale of the Company for a price that fully reflects its underlying value. If elected, the Cycle Nominees for the Board of Directors intend to facilitate the sale of the Company to Cycle. The Cycle Nominees have pledged that, if elected, any agreement between the Company and Cycle will not contain any provisions that would preclude or restrict the Company from considering other offers for its shares. The Cycle Nominees have further pledged to conduct good faith negotiations with any person who makes a bona fide, fully financed offer to purchase substantially all of the outstanding shares of the Company for more than $19 per share. Cycle believes that a sale of the Company (to Cycle or to another potential bidder for a higher price than the $19 per share offered by Cycle) will deliver to stockholders the highest price reasonably available for their shares. Accordingly, Cycle urges you to vote FOR these Proposals.

                                  THE PROPOSALS

This solicitation statement and the accompanying form of written consent are first being furnished by Cycle on or about October __, 1998, in connection with the solicitation by Cycle from the holders of shares of Common Stock of written consents to take the following actions without a stockholders meeting, as permitted by Delaware law:

     1. Remove the existing directors on the Board of Directors:

     "RESOLVED, that each current member of the Board of Directors of the Company, and any other person or persons (other than the persons elected pursuant to this consent) elected or appointed to the Board of Directors of the Company prior to the effective date of this resolution in addition to or in lieu of any of such current members to fill any newly created directorship or vacancy on the Board of Directors of the Company, or otherwise, is hereby removed and the office of each member of the Board of Directors is hereby declared vacant.";

     2. Amend the Bylaws to set the number of directors at five:

     "RESOLVED, that the stockholders hereby amend Article III of the Bylaws by deleting Section 1(1) and by replacing it with a new Section 11, which shall read as follows:

     'The authorized number of directors of this corporation shall be five (5). Except as provided in Section 2 of this Article, the directors shall be elected at the annual meeting of the stockholders, in accordance with the certificate of incorporation, and each director elected shall hold office until his or her successor is elected and qualified, unless he or she shall resign, become disqualified, disabled or otherwise removed. Directors need not be stockholders.'";

     3. Amend the Bylaws to permit stockholders to fill vacancies on the Board of Directors:

--------
     (1) Cycle believes that Section 1 of Article III of the Company's Bylaws presently reads as follows: "The authorized number of directors of this corporation shall be not less than three (3) nor more than five (5), the exact number of directors to be fixed from time to time within such limit by a duly adopted resolution of the Board of Directors or stockholders. The exact number of directors presently authorized shall be five (5) until changed within the limits specified above by a duly adopted resolution of the Board of Directors or stockholders. Except as provided in Section 2 of this Article, the Directors shall be elected at the annual meeting of the stockholders, in accordance with the certificate of incorporation, and each Director elected shall hold office until his successor is elected and qualified, unless he shall resign, become disqualified, disabled or otherwise removed. Directors need not be stockholders."

     "RESOLVED, that the stockholders hereby amend Article III of the Bylaws by deleting the first sentence of Section 2(2) and by replacing it with a new first sentence, which shall read as follows:

     'Vacancies may be filled by a majority of the directors then in office, though less than a quorum, by a sole remaining director, or by a vote of the stockholders at an annual or special meeting of the stockholders or by written consent in lieu of a meeting of stockholders, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced.'";

     4. Elect the five persons listed below to fill the newly vacant directorships:

     "RESOLVED, that the following persons are hereby elected as directors of the Company to fill the newly created vacancies on the Board of Directors, and to serve until their respective successors are duly elected and qualified: Aaron H. Brenner, Alexander Grass, Roger Grass, H. Irwin Levy and George Lindemann.";

     5. Repeal any Bylaws adopted by the Board of Directors since May 7, 1998:

     "RESOLVED, that any amendments to the Bylaws adopted by the Board of Directors of the Company on or after May 7, 1998 and prior to the effective date of this resolution (other than the Bylaws adopted pursuant to this consent), are hereby rescinded and shall have no further force or effect."

     See Exhibit A and the next section for more information about the Cycle Nominees. Cycle proposes that the nominees named above, once elected, serve until the next annual meeting of the stockholders and until their successors have been duly elected and qualified. Each of the Cycle Nominees has consented to serve as a director of the Company if elected.

The effectiveness of each Proposal is subject to, and conditional upon, the adoption of all other Proposals by the holders of record, as of the close of business on the Record Date, of a majority of the shares of Common Stock then outstanding. However, if the Bylaw Proposal is not adopted, Cycle reserves the right to waive, but only with respect to the Bylaw Proposal, this condition.

                  CERTAIN OTHER INFORMATION REGARDING CYCLE AND
                               THE CYCLE NOMINEES

The following sets forth information about the Cycle Nominees:


NAME & ADDRESS                    PRINCIPAL OCCUPATION AND FIVE-YEAR EMPLOYMENT HISTORY
--------------                    -----------------------------------------------------
Alexander Grass                   Alexander Grass' principal occupation has been as a
   c/o Biker's Depot, Inc.        director, and Chairman of the Executive Committee of the
   One Wynnewood Road             Board of Directors of Rite Aid Corporation since March 4, 1995.
   Wynnewood, PA 19096            Prior to that time, he served as Rite Aid's Board
                                  Chairman and Chief Executive Officer, as well as a
                                  founder of Rite Aid. Mr. Grass served as President of

--------
     (2) Cycle believes that the first sentence of Section 2 of Article III of the Company's Bylaws presently reads as follows: "Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced."


                                  Super Rite Foods, Inc. from 1965 to 1969 and as Chairman of the Board and Chief Executive
                                  Officer of Super Rite from 1969 to 1995.
                                  Alexander Grass is also a director of Hasbro, Inc. and the father of Roger Grass. His age is 71.

Roger Grass                       Roger Grass' principal occupation since 1996 has been as
   c/o Biker's Depot, Inc.        Chairman of the Board of Directors of Biker's Depot,
   One Wynnewood Road             a company engaged in the sale of aftermarket parts and
   Wynnewood, PA 19096            accessories for Harley-Davidson motorcycles. From 1989
                                  through 1993 he was the President and Chief Executive
                                  Officer of Reliable Drug Stores, Inc. His age is 43.

George Lindemann                  During the last five years, George Lindemann has served
   c/o Southern Union Co.         as Chairman of the Board of Directors of Southern Union
   504 Lavaca Street              Company, a gas utility company whose stock is listed on
   Austin, TX 78701               the New York Stock Exchange. His age is 62.

H. Irwin Levy                     H. Irwin Levy presently serves as President and Chairman
   100 Century Blvd.              of the Board of Directors of Hilcoast Development Corp.,
   W. Palm Beach, FL 33417        a real estate developer, which position he has held
                                  since August 1992. Mr. Levy also serves on the Board of
                                  Directors of CV Reit, Inc. and nStor Technologies, Inc.
                                  His age is 71.

Aaron H. Brenner                  At present, Aaron H. Brenner is a private investor. From
   1609 Appletree Road            April, 1993 to the present, Mr. Brenner has served as
   Harrisburg, PA 17110           managing partner of ABH Partners, a real estate joint
                                  venture. Prior to April, 1993, Mr. Brenner served as
                                  President of M. Brenner & Sons, Inc., a wholesale drug,
                                  candy and tobacco distributor. His age is 66.

Of the five Nominees, except as set forth in this Consent Statement or in the Exhibits hereto, to the best knowledge of Cycle, none is employed by or affiliated with Cycle or Alexander Grass or Roger Grass. All of the Nominees are citizens of the United States.

Roger Grass is Chairman of the Board of Directors of Biker's Depot, a retail seller of aftermarket parts and accessories for Harley-Davidson motorcycles. The Company is a major wholesale supplier of parts and accessories to Biker's Depot. Biker's Depot has stores in Daytona Beach, Florida and Fort Lauderdale, Florida and Lake Worth, Florida (expected to open in early December). All indebtedness of Biker's Depot to the Company since the beginning of the Company's last fiscal year is ordinary course of business purchase order indebtedness. During the period from February 1997 through January 1998 (which period corresponds to the Company's last fiscal year), Biker's Depot made purchases from the Company in the amount of $222,712.

Except as set forth in this Consent Statement or in the Exhibits hereto, to the best knowledge of Cycle, none of Cycle, any of the persons participating in this solicitation on behalf of Cycle, the Cycle Nominees, and any associate or immediate family member of the foregoing persons (i) owns beneficially, directly or indirectly, or has the right to acquire, any securities of the Company or any parent or subsidiary of the Company, (ii) owns any securities of the Company of record but not beneficially, (iii) has purchased or sold any securities of the Company within the past two years, (iv) has incurred indebtedness for the purpose of acquiring or holding securities of the Company, (v) is or has been a party to any contract, arrangement or understanding with respect to any securities of the Company within the past year, (vi) has been indebted to the Company or any of its subsidiaries since the beginning of the Company's last fiscal year or (vii) has any arrangement or understanding with respect to future employment by the Company or with respect to any future transactions to which the Company or any of its affiliates will or may be a party. In addition, except as set forth in this Consent Statement or in the Exhibits hereto, to the best knowledge of Cycle, none of Cycle, any of the persons participating in this solicitation on behalf of Cycle, the Cycle Nominees, and any associate or immediate family member of any of the foregoing persons has had or is to have a direct or indirect material interest in any transaction with the Company since the beginning of the Company's last fiscal year, or any proposed transaction, to which the Company or any of its affiliates was or is a party.

Except as set forth in this Consent Statement or in the Exhibits hereto, to the best knowledge of Cycle, none of the Nominees, since the beginning of the Company's last fiscal year, has been affiliated with (i) any entity that made or received, or during the Company's current fiscal year proposes to make or receive, payments to or from the Company or its subsidiaries for property or services in excess of five percent of either the Company's or such entity's consolidated gross revenues for its last full fiscal year, or (ii) any entity to which the Company or its subsidiaries was indebted at the end of the Company's last full fiscal year in an aggregate amount exceeding five percent of the Company's total consolidated assets at the end of such year. None of the Nominees is or during the Company's last fiscal year has been affiliated with any law or investment banking firm that has performed or proposes to perform services for the Company.

None of the corporations or organizations in which the Cycle Nominees have conducted their principal occupation or employment was a parent, subsidiary or other affiliate of the Company, and the Nominees do not hold any position or office with the Company or have any family relationship with any executive officer or director of the Company or have been involved in any proceedings, legal or otherwise, of the type required to be disclosed by the rules governing this solicitation.

Cycle has agreed to indemnify each of the Nominees against all liabilities, including liabilities under the federal securities laws, in connection with this consent solicitation and such person's involvement in the operation of the Company and to reimburse such Nominee for his out-of-pocket expenses.

Part of the purchase price paid by Cycle in connection with its acquisition of Common Stock was financed by borrowings from Dauphin Deposit Bank and Trust Company (the "Bank") under an unsecured loan note bearing interest at the Federal Funds Target Rate plus 90 basis points. As of October 25, 1998, Cycle was indebted to the Bank in the amount of approximately $8.1 million.

The accompanying WHITE consent card will be voted in accordance with the stockholder's instruction on such WHITE consent card. As to the Proposals set forth herein, stockholders may consent to an entire Proposal or may withhold their consent by marking the proper box in the WHITE consent card. If the enclosed WHITE consent card is signed and returned and no direction is given, it will be voted in favor of all of the Proposals.

CERTAIN OTHER INFORMATION REGARDING THE CONSENT SOLICITATION

Cycle seeks the consent of an absolute majority of the Company's issued and outstanding Common Stock in order to act on the Proposals set forth in this Consent Statement.

BROKER NON-VOTES, ABSTENTIONS AND FAILURE TO RETURN A SIGNED CONSENT WILL HAVE THE SAME EFFECT AS WITHHOLDING CONSENT TO THE PROPOSAL.

Change of Control

Pursuant to the Company's various stock option plans, the Director Removal and Director Election Proposals, if adopted by the stockholders of the Company, would cause certain options to purchase Common Stock, which options were granted by the Company to its officers, directors, employees and consultants, to become immediately exercisable. According to the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1998 (the "Company 1998 Annual Report"), as of January 31, 1998, the Company had outstanding options to purchase 1,045,693 shares at a weighted exercise price of $12.009 per share. The Company's Schedule 14D-9, filed with the Commission on April 13, 1998, states that additional vested options to purchase an aggregate of 60,000 shares of the Common Stock at $12.25 per share were granted to each of the directors of the Company, other than Mr. Kelley, on February 2, 1998, and options to purchase 25,000 shares at $12.50 per share, were granted on February 27, 1998 to Joseph Piazza, Jr., Vice President, Sales, and the son of Joseph Piazza, Sr., the President, Chief Executive Officer and a director of the Company. The Company 1998 Annual Report states that as of January 31, 1997, there were outstanding options to purchase 863,230 shares at a weighted exercise price of $18.076 per share and that during the fiscal year options to purchase 1,726,872 shares were canceled or expired and new options to purchase 1,976,939 shares were issued. According to the Company's Schedule 13E-4 filed with the Commission on July 13, 1998 (the "Schedule 13E-4"), as of June 25, 1998, there were 1,016,129 shares of Common Stock reserved under the Company's employee and director stock incentive plans in respect of outstanding awards. According to the Schedule 13E-4, the four current directors of the Company hold options to purchase at least 257,119 shares (or 25.3% of the outstanding awards under the Company's stock incentive plans) as of June 25, 1998.

Pursuant to the Company's 1997 Stock Option Plan, options and stock purchase rights may be granted to employees, directors and consultants of the Company. In the event of a change of control of the Company, for a period of 15 days following the optionee's notification by the administrator of the plan, the optionee may exercise his or her options as to all of the optioned stock. Because the 1997 Stock Option Plan is not publicly available as of the date of this consent solicitation, the information herein is based on the plan summary contained in the Company's Proxy Statement for the Annual Meeting of Stockholders held on November 4, 1997 (the "Company 1997 Proxy Statement") and is qualified in its entirety by reference thereto.

Pursuant to the Company's 1995 Stock Option Plan, options granted under the plan that are held by non-employee directors will be "accelerated," or become immediately exercisable, for all the option shares in the event of a change in control of the Company, whether through a successful tender offer for more than 50% of the outstanding Common Stock or a change in the majority of the Board of Directors by one or more proxy contests. The plan administrator has discretionary authority, exercisable in advance of any actually-anticipated change in control or at the time of such change in control, to provide for the automatic acceleration of one or more options held by key employees, consultants and independent contractors (and the termination of one or more of the Company's outstanding repurchase rights with respect to Common Stock acquired through the exercise of such options) upon the occurrence of the change in control. Additionally, in the case of an optionee whose service with the Company is terminated, the administrator may permit exercise of the optionee's options, within a limited time period, with respect to subsequent installments of purchasable shares for which the options would otherwise have become exercisable had such cessation of service not occurred. The 1995 Stock Option Plan is attached as an exhibit to the Company's Registration Statement on Form S-8, filed with the Commission on December 6, 1995, and this description is qualified in its entirety by reference thereto.

The material provisions of the Company's 1991 Stock Option Plan, as restated on March 2, 1992, are substantially identical to those in the 1995 Stock Option Plan. The 1991 Stock Option Plan is attached as an exhibit to the Company's Registration Statement on Form S-8, filed with the Commission on April 16, 1992, and this description is qualified in its entirety by reference thereto.

Additionally, the Company, in connection with its 1997 acquisition of the assets of Chrome Specialties, entered into a $73.5 million credit agreement with Bank of America National Trust and Savings Association ("Bank of America"). The credit agreement provides that the removal and replacement of a majority of the Board of Directors as contemplated by the Director Removal Proposal and the Director Election Proposal would constitute an event of default under the credit agreement permitting Bank of America to cancel its obligations to make loans to the Company and to declare the outstanding principal amount of, and the interest accrued on, the existing loans due and payable.

Consents Required

The written consent of an absolute majority of the outstanding Common Stock is required to adopt and approve each of the Proposals. To the knowledge of Cycle, there were 5,173,077 shares of Common Stock outstanding at September 8, 1998, based on the Company's Quarterly Report on Form 10-Q for the quarterly period ended July 31, 1998. Each share of Common Stock entitles the Record Date holder to one vote on each of the Proposals. Accordingly, based on the information known to Cycle, written consents by holders representing 2,586,539 shares of Common Stock will be required to adopt and approve each of the Proposals. Cycle intends to vote the 528,100 shares of Common Stock it owns in favor of the Proposals. Accordingly, based on the information known to Cycle, written consents by holders representing an additional 2,058,439 shares of Common Stock, or 44% of the shares not owned by Cycle, will be required to adopt and approve each of the Proposals. Each abstention and broker non-vote with respect to any of the Proposals will have the same effect as withholding consent to the adoption of such Proposal.

Consent Card Special Instructions

If you were a record holder as of the close of business on the Record Date, you may elect to consent to, withhold consent or abstain with respect to each Proposal by marking the "CONSENT," "CONSENT WITHHELD" or "ABSTAIN" box, as applicable, underneath each such Proposal on the accompanying WHITE consent card and signing, dating and returning it promptly in the enclosed postage-paid envelope.

IF THE STOCKHOLDER WHO HAS EXECUTED AND RETURNED THE CONSENT CARD HAS FAILED TO CHECK A BOX MARKED "CONSENT," "CONSENT WITHHELD" OR "ABSTAIN" FOR ANY OR ALL OF THE PROPOSALS, SUCH STOCKHOLDER CONSENT CARD WILL BE VOTED IN FAVOR OF SUCH PROPOSAL OR PROPOSALS.

CYCLE RECOMMENDS THAT YOU CONSENT TO EACH OF THE PROPOSALS. YOUR CONSENT IS IMPORTANT. PLEASE MARK, SIGN AND DATE THE ENCLOSED WHITE CONSENT CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE PROMPTLY. FAILURE TO RETURN YOUR CONSENT WILL HAVE THE SAME EFFECT AS WITHHOLDING CONSENT TO THE PROPOSALS.

If your shares are held in the name of a brokerage firm, bank nominee or other institution, you should contact the person responsible for your account and give instructions for the WHITE consent card representing your shares to be marked, dated, signed and mailed. Only that institution can execute a WHITE consent card with respect to your shares and only upon receipt of specific instructions from you. Cycle urges you to confirm in writing your instructions to the person responsible for your account and to provide a copy of those instructions to Cycle in care of Innisfree at the address set forth on page 4 of this Consent Statement so that Cycle will be aware of all instructions given and can attempt to ensure that such instructions are followed.

                              THE CONSENT PROCEDURE

Section 228 of the DGCL states that, unless otherwise provided in the certificate of incorporation, any action that may be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and those consents were delivered to the corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. In the case of this Consent Solicitation, written, unrevoked consents of the holders of a majority of the outstanding shares of Common Stock as of the Record Date must be delivered to the Company as described above to effect the actions as to which consents are being solicited hereunder. Section 228 of the DGCL further provides that no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered in the manner required by
Section 228, written consents signed by a sufficient number of holders to take such action are delivered to the corporation in the manner required by
Section 228.

IT IS CURRENTLY THE INTENTION OF CYCLE TO CEASE THE SOLICITATION OF CONSENTS ONCE THE SOLICITOR HAS DETERMINED THAT VALID AND UNREVOKED CONSENTS REPRESENTING A MAJORITY OF THE ISSUED AND OUTSTANDING SHARES OF COMMON STOCK AS OF THE RECORD DATE HAVE BEEN OBTAINED AND TO DELIVER SUCH CONSENTS TO THE COMPANY IN THE MANNER REQUIRED BY

SECTION 228 OF THE DGCL AS SOON AS PRACTICABLE THEREAFTER. WHEN CONSENTS FOR A MAJORITY OF THE COMMON STOCK HAVE BEEN OBTAINED AND DELIVERED TO THE COMPANY, A STOCKHOLDER WILL BE UNABLE TO REVOKE HIS OR HER CONSENT.

If the actions described herein are taken, the Company will promptly notify the stockholders who have not consented to the actions taken as required by the DGCL.

Consents may only be executed by stockholders of record at the close of business on the Record Date. As of September 8, 1998, the Company had outstanding 5,173,077 shares of Common Stock. The number of votes necessary to effect the Proposals is 2,586,539 (an absolute majority of 5,173,077).

Based on its review of publicly available information, Cycle is not aware of any material change since September 8, 1998 in the number of outstanding shares of Common Stock. Each share of Common Stock entitles the record holder thereof to cast one vote. The Company's Certificate of Incorporation and Bylaws do not provide for cumulative voting.

Since Cycle must receive consents from a majority of the Company's outstanding shares in order for the Proposals to be adopted, a broker non-vote or direction to withhold authority to vote on the WHITE consent card will have the same effect as a "no" vote with respect to Cycle's solicitation.

BROKER NON-VOTES, ABSTENTIONS OR FAILURE TO RETURN A SIGNED CONSENT WILL HAVE THE SAME EFFECT AS WITHHOLDING CONSENT TO THE PROPOSALS. CYCLE URGES EACH STOCKHOLDER TO ENSURE THAT THE RECORD HOLDER OF HIS OR HER SHARES MARKS, SIGNS, DATES AND RETURNS THE ENCLOSED CONSENT AS SOON AS POSSIBLE.

                CERTAIN OTHER INFORMATION REGARDING THE COMPANY;
                              STOCKHOLDER PROPOSALS

Stockholders are referred to the Company 1998 Annual Report and the Company 1997 Proxy Statement with respect to the compensation and remuneration paid and payable and other information related to the Company's officers and directors and to the beneficial ownership of the Company's securities. Certain information regarding beneficial ownership of the Common Stock is set forth in Exhibit C attached hereto. The Company 1997 Proxy Statement states that the deadline for stockholders to submit proposals to be considered for inclusion in the Company's Proxy Statement for the next year's Annual Meeting of Stockholders is expected to be July 8, 1998.

                      VOTING; COSTS OF CONSENT SOLICITATION

Written consents may be solicited by mail, advertisement, telephone, facsimile or in person. Solicitations may be made by officers of Cycle; however, no such person shall receive additional compensation for such solicitation other than Innisfree. Cycle has retained Innisfree to act as an advisor in the submission of this consent solicitation. Approximately 20 employees of Innisfree will engage in the solicitation. Cycle has agreed to pay Innisfree a fee estimated not to exceed $25,000 plus reasonable out-of pocket expenses. In addition, Jefferies & Company, Inc. ("Jefferies") has been engaged to act as financial advisor to Cycle and its Members in connection with a possible acquisition of the Company, including any financing or investment activities which may be undertaken in connection therewith (the "Engagement Agreement"). The Engagement Agreement provides, among other things, that in payment for services to be rendered by Jefferies, if within twelve months from the date of the Engagement Agreement any shares of Common Stock owned by Cycle or any of its affiliates are sold to any person, Jefferies will be paid a fee equal to 15% of the profit in respect of such sale.

Costs related to the solicitation of consents to the Proposals include expenditures for attorneys, accountants, investment bankers, consent solicitors, printing, postage, litigation and related expenses and filing fees and are expected to aggregate approximately $750,000, of which approximately $500,000 has been spent to date. The portion of such costs allocable solely to the solicitation of consents to the Proposals is not readily determinable. Actual expenditures may vary materially from the estimate, however, as many expenditures cannot be readily predicted. The entire expense of preparing, assembling, printing and mailing this Consent Statement and any other consent soliciting materials and the cost of soliciting consents will initially be borne by Cycle. If the Cycle Nominees are elected, Cycle intends to request reimbursement from the Company for these expenses. This request will not be submitted to a stockholder vote. Banks, brokerage houses and other custodians, nominees and fiduciaries may be requested to forward Cycle's solicitation materials to the beneficial owners of the shares they hold of record, and Cycle will reimburse them for their reasonable out-of-pocket expenses.

If your shares are registered in your own name, you may mail or fax your consent to Cycle at the address or fax number listed below.

If your shares are held in "street name" (held by your brokerage firm or bank), immediately instruct your broker or bank representative to sign Cycle's WHITE consent card and mail it to Cycle, who will promptly deliver it. Please be certain to include the name of your brokerage firm or bank. If you have additional questions, please call:

                           INNISFREE M&A INCORPORATED
                         501 Madison Avenue, 20th Floor
                               New York, NY 10022
                         Call Toll-Free: (888) 750-5834
                 Banks and Brokers call collect: (212) 750-5833

A consent executed by a stockholder may be revoked at any time before its exercise by submitting (i) a written, dated revocation of such consent or (ii) a later dated consent covering the same shares. A revocation may be in any written form validly signed by the record holder as long as it clearly states that the consent previously given is no longer effective and must be executed and delivered prior to the time that the action authorized by the executed consent is taken. The revocation may be delivered to Golden Cycle, LLC, c/o Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022, Attn.:
Alan M. Miller. Although a revocation or later dated consent delivered only to the Company will be effective to revoke a previously executed consent, Cycle requests that if a revocation or later dated consent is delivered to the Company, a photocopy of the revocation or later dated consent also be delivered to Cycle, at the address set forth above, so that Cycle will be aware of such revocation.

YOUR CONSENT IS IMPORTANT. NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN, PLEASE CONSENT TO THE REMOVAL OF THE CURRENT BOARD OF DIRECTORS, THE AMENDMENT OF THE BYLAWS TO SET THE NUMBER OF DIRECTORS AND PERMIT THE COMPANY'S STOCKHOLDERS TO FILL VACANCIES ON THE BOARD, THE ELECTION OF THE CYCLE NOMINEES, THE REIMBURSEMENT OF CYCLE'S EXPENSES INCURRED IN CONNECTION WITH THIS CONSENT SOLICITATION AND THE REPEAL OF ANY BYLAWS ADOPTED SINCE MAY 7, 1998 BY MARKING, SIGNING, DATING AND MAILING THE ENCLOSED WHITE CONSENT CARD PROMPTLY. ONLY YOUR LATEST DATED CONSENT COUNTS.

                                    EXHIBIT A

Golden Cycle, LLC is the beneficial owner of 528,100 shares of the Common Stock. None of the other participants in this consent solicitation or their respective associates, including the Cycle Nominees, is the beneficial owner of any shares of the Common Stock. No shares are held of record but not beneficially by the participants or their associates.

The following table sets forth information with respect to all purchases of Common Stock of the Company by Cycle during the past two years. (Except as set forth below, no participant in this solicitation has purchased or sold securities of the Company within the past two years.)

                      SHARES PURCHASED BY GOLDEN CYCLE, LLC

                                     NUMBER OF
        DATE                       SHARES PURCHASED                 PRICE
       -------                     ----------------                --------
       1/20/98                          24,000                     $283,200
       1/20/98                           1,000                       11,675
       1/21/98                           5,000                       61,500
       1/21/98                           7,000                       84,350
       1/21/98                           2,000                       23,600
       1/22/98                           3,000                       36,525
       1/27/98                          50,000                      615,000
       1/28/98                          25,000                      307,500
       1/29/98                           5,000                       62,125
       2/02/98                           3,000                       37,275
       2/03/98                          10,000                      126,750
       2/03/98                           5,000                       62,750
       2/04/98                           2,500                       31,375
       2/09/98                          20,000                      273,500
       2/10/98                           2,000                       27,100
       2/13/98                          20,000                      276,000
       2/13/98                          20,000                      273,500
       2/19/98                          20,000                      276,000
       2/20/98                          10,600                      146,280
       2/20/98                          10,000                      136,750
       3/12/98                          50,000                      677,500
       3/13/98                          50,000                      690,000
       3/17/98                         125,000                    1,718,750
       3/19/98                          58,000                      870,000

                                    EXHIBIT B

                         PREFERRED SHARE PURCHASE RIGHTS

On November 13, 1996, pursuant to a Preferred Shares Rights Agreement (the "Rights Agreement") between Custom Chrome, Inc. (the "Company") and American Stock Transfer and Trust Company, as Rights Agent (the "Rights Agent"), the Company's Board of Directors declared a dividend of one right (a "Right") to purchase one one-thousandth of a share of the Company's Series A Participating Preferred Stock, $0.001 par value ("Series A Preferred") for each outstanding share of Common Stock, $0.001 par value ("Common Shares"), of the Company. The dividend is payable on December 13, 1996 (the "Record Date") to stockholders of record as of the close of business on that date. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Preferred at an exercise price of $80.00 (the "Purchase Price"), subject to adjustment as provided for in the Rights Agreement.

The following summary of the principal terms of the Rights Agreement is a general description only and is subject to the more detailed terms and conditions of the Rights Agreement. A copy of the Rights Agreement is attached as Exhibit 4 to [the] Registration Statement and is incorporated [therein] by reference.

RIGHTS EVIDENCED BY COMMON SHARE CERTIFICATES

The Rights will not be exercisable until the Distribution Date (hereinafter defined). Certificates for the Rights ("Rights Certificates") will not be sent to stockholders and the Rights will attach to and trade only together with the Common Shares. Accordingly, Common Share certificates outstanding on the Record Date will evidence the Rights related thereto, and Common Share certificates issued after the Record Date will contain a legend incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender or transfer of any certificates for Common Shares, outstanding as of the Record Date, even without notation or a copy of the Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate. The Rights will be transferable only in connection with the transfer of Common Shares prior to the Distribution Date.

DISTRIBUTION DATE

The Rights will separate from the Common Shares, Rights Certificates will be issued and the Rights will become exercisable upon the date (the "Distribution Date") that is the earlier of: (i) 10 days (or such later date as may be determined by a majority of the Board of Directors, excluding directors affiliated with the Acquiring Person, as defined below (the "Continuing Directors")) following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 15% or more of the outstanding Common Shares, including Common Shares held by affiliates or associates of the Acquiring Person, or (ii) 10 business days (or such later date as may be determined by a majority of the Continuing Directors then in office) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding Common Shares.

ISSUANCE OF RIGHTS CERTIFICATES; EXPIRATION OF RIGHTS

As soon as practicable following the Distribution Date, separate Rights Certificates will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date and such separate Rights Certificates alone will evidence the Rights from and after the Distribution Date. All Common Shares issued prior to the Distribution Date will be issued with Rights. As of the Distribution Date, the Rights will be evidenced solely by the Rights Certificates and may be transferred separately and apart from any transfer of one or more Common Shares. In general, Rights will be issued in respect of all Common Shares issued after the Record Date but prior to the earlier of the Distribution Date or Final Expiration Date (as hereinafter defined), unless the Board of Directors specifies to the contrary at or before the time of the issuance of the Common Shares (including issuances of Common Shares pursuant to the exercise of rights under the Company's benefit plans). The

Rights will expire on the earliest of (i) November 13, 2006 (the "Final Expiration Date") or (ii) redemption or exchange of the Rights as described below.

INITIAL EXERCISE OF THE RIGHTS

Following the Distribution Date, and until one of the further events described below, holders of the Rights will be entitled to receive, upon exercise and the payment of $80.00 per Right, one one-thousandth share of the Series A Preferred.

RIGHT TO BUY COMPANY COMMON SHARES

Unless the Rights are earlier redeemed, in the event that an Acquiring Person becomes the beneficial owner of 15% or more of the Company's Common Shares then outstanding, then proper provision will be made so that each holder of a Right which has not theretofore been exercised (other than Rights beneficially owned by the Acquiring Person, which will thereafter be void) will thereafter have the right to receive, upon exercise, Common Shares having a value equal to two times the Purchase Price. In the event that the Company does not have sufficient Common Shares available for all Rights to be exercised, or the Board decides that such action is necessary or appropriate and not contrary to the interests of Rights holders, the Company may instead reduce the Purchase Price or substitute cash, assets or other securities having an aggregate value equivalent to the excess of (i) the value of the Common Shares issuable upon exercise of the Rights over (ii) the Purchase Price to be paid upon exercise of the Rights. Rights are not exercisable following the occurrence of an event as described above until such time as the Rights are no longer redeemable by the Company as set forth below.

RIGHT TO BUY ACQUIRING COMPANY STOCK

Similarly, unless the Rights are earlier redeemed, in the event that, after an Acquiring Person becomes the beneficial owner of 15% or more of the Company's Common Shares then outstanding, (i) the Company is acquired in a merger or other business combination transaction (whether or not the Company is the surviving entity), or (ii) 50% or more of the Company's consolidated assets or earning power are sold, proper provision must be made so that each holder of a Right which has not theretofore been exercised (other than Rights beneficially owned by the Acquiring Person, which will thereafter be void) will thereafter have the right to receive, upon exercise, shares of common stock (free of any restrictions) of the acquiring company having a value equal to two times the Purchase Price.

EXCHANGE PROVISION

At any time after the acquisition by an Acquiring Person of 15% or more of the Company's outstanding Common Shares and prior to the acquisition by such Acquiring Person of 50% or more of the Company's outstanding Common Shares, the Board of Directors of the Company may exchange the Rights (other than Rights owned by the Acquiring Person), in whole or in part, at an exchange ratio of one Common Share per Right.

REDEMPTION

At any time on or prior to the close of business on the earlier of (i) the 10th day following the first public announcement by the Company or Acquiring Person that the Acquiring Person has become such (the "Share Acquisition Date") or such later date as may be determined by a majority of the Continuing Directors and publicly announced by the Company, or (ii) the Final Expiration Date of the Rights, the Company may redeem the Rights in whole, but not in part, at a price of $0.01 per Right (the "Redemption Price"). The Company may, at its option, pay the Redemption Price either in Common Shares or cash. If the Board of Directors authorizes the redemption of the Rights after a person becomes an Acquiring Person, then a majority of the Continuing Directors are required to authorize the redemption of the Rights. Immediately upon action by the Board of Directors redeeming the Rights as described above, the Rights will terminate and the only right thereafter of the holders of Rights is to receive the Redemption Price.

ADJUSTMENTS TO PREVENT DILUTION

The Purchase Price payable, the number of Rights, and the number of Series A Preferred or Common Shares or other securities or property issuable upon exercise of the Rights are subject to adjustment from time to time in connection with dilutive issuances by the Company as set forth in the Rights Agreement. With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price.

CASH PAID INSTEAD OF ISSUING FRACTIONAL SHARES

No fractional portion less than integral multiples of one Common Share will be issued upon exercise of a Right and in lieu thereof, an adjustment in cash will be made based on the market price of the Common Shares on the last trading date prior to the date of exercise.

NO STOCKHOLDERS' RIGHTS PRIOR TO EXERCISE

Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company (other than any rights resulting from such stockholder's ownership of Common Shares), including, without limitation, the right to vote or to receive dividends.

AMENDMENT OF RIGHTS AGREEMENT

The provisions of the Rights Agreement may be supplemented or amended by the Board of Directors in any manner without the approval of the Rights holders prior to the date on which the Rights are distributed separate from the Common Shares. After such date, the provisions of the Rights Agreement may be amended by the Board in order to cure any ambiguity, defect or inconsistency, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable.

RIGHTS AND PREFERENCES OF THE SERIES A PREFERRED

Series A Preferred purchasable upon exercise of the Rights will not be redeemable. Each share of Series A Preferred will be entitled to an aggregate dividend of 1,000 times the aggregate per share amount of all dividends declared (including noncash dividends and other distributions) per Common Share. In the event of liquidation, the holders of each share of Series A Preferred will be entitled to receive 1,000 times the per share consideration being distributed with respect to each Common Share plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment. Each share of Series A Preferred will have 1,000 votes, voting together with the Common Shares. These rights are protected by certain anti-dilution provisions, including a proportional adjustment to the number of outstanding shares of Series A Preferred in the event the Company (i) declares a dividend on Common Shares payable in Common Shares, (ii) subdivides the outstanding Common Shares, or (iii) combines the outstanding Common Shares into a smaller number of shares.

Because of the nature of the dividend, liquidation and voting rights of the shares of Series A Preferred, the value of the one one-thousandth interest in a share of Series A Preferred purchasable upon exercise of each Right should approximate the value of one Common Share.

CERTAIN ANTI-TAKEOVER EFFECTS

The Rights approved by the Board are designed to protect and maximize the value of the outstanding equity interests in the Company in the event of an unsolicited attempt by an acquiror to take over the Company, in a manner or on terms not approved by the Board of Directors. Takeover attempts frequently include coercive tactics to deprive the Company's Board of Directors and its stockholders of any real opportunity to determine the destiny of the Company. The Rights have been declared by the Board in order to deter such tactics, including a gradual accumulation of shares in the open market of a 15% or greater position to be followed by a merger or a partial or two-tier tender offer that does not treat all stockholders equally. These tactics unfairly pressure stockholders into making ill-advised investment decisions, squeeze them out of their investment without giving them any real choice and deprive them of the full value of their equity interest.

The Rights are not intended to prevent a takeover of the Company and will not do so. The Rights may be redeemed by the Company at $0.01 per Right within ten days (or such later date as may be determined by a majority of the Continuing Directors) after the public announcement that 15% or more of the Company's shares have been acquired by a single acquiror or group. Accordingly, the Rights should not interfere with any merger or business combination approved by the Board of Directors.

Issuance of the Rights does not in any way weaken the financial strength of the Company or interfere with its business plans. The issuance of the Rights themselves has no dilutive effect, will not affect reported earnings per share, should not be taxable to the Company or to its stockholders, and will not change the way in which the Company's shares are presently traded. The Company's Board of Directors believes that the Rights represent a sound and reasonable means of addressing the complex issues of corporate policy created by the current takeover environment.

However, the Rights may have the effect of rendering more difficult or discouraging an acquisition of the Company deemed undesirable by the Board of Directors. The Rights may cause substantial dilution to a person or group that attempts to acquire the Company on terms or in a manner not approved by the Company's Board of Directors, except pursuant to an offer conditioned upon the negation, purchase or redemption of the Rights.

                                    EXHIBIT C

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock by (a) all persons who are beneficial owners of five percent or more of the Company's Common Stock, (b) directors and certain executive officers of the Company and (c) all directors and executive officers as a group. Except as otherwise set forth in the Consent Statement, no shares of Common Stock are beneficially owned by the Cycle Nominees.

Except for the aggregate number of shares beneficially owned by Cycle, all of the information in the table below is based on public filings with the Securities and Exchange Commission (as more fully described in the footnotes), and such information is qualified in its entirety by reference thereto. Cycle makes no representations as to the accuracy of such information. Moreover, because changes in beneficial ownership may have occurred since the effective dates of the filings cited below, such information, even if accurate as of the time of filing, may no longer be valid.

                                                                              PERCENT OF
                                                         SHARES               OUTSTANDING
                                                    BENEFICIALLY OWNED         SHARES(1)
                                                    ------------------        -----------
Golden Cycle, LLC................................        528,100                10.21%
   4025 Crooked Hill Road
   Harrisburg, PA 17110

FMR Corp.(2).....................................        526,100                10.17%
   82 Devonshire Street
   Boston, MA 02109

State of Wisconsin Investment Board(3)...........        470,300                 9.09%
   121 E. Wilson Street
   Madison, WI 53702

Heartland Advisors, Inc.(4)......................        452,000                 8.74%
   790 North Milwaukee Street
   Milwaukee, WI 53202

Dimensional Fund Advisors Inc.(5)................        302,600                 5.85%
   1299 Ocean Avenue, 11th Floor
   Santa Monica, CA 90401

Investment Counselors of Maryland, Inc.(6).......        257,900                 4.98%
   803 Cathedral Street
   Baltimore, MD 21201-5297

R. Steven Fisk(7)................................         77,628                 1.48%

James J. Kelly, Jr.(8)...........................         88,073                 1.67%

Lionel M. Allan(9)...............................         41,373                    *

Joseph F. Keenan(10).............................         31,415                    *

Joseph Piazza(11)................................        102,655                 1.95%

All directors and executive officers as a
group (9 persons)(12)............................        387,520                 7.00%

----------
* Less than one percent (1%)

(1) Assumes 5,173,077 shares of Common Stock outstanding, as described in the Consent Statement.

(2) Based on a Schedule 13G/A, dated February 14, 1998, filed by FMR Corp. with the Commission. Represents shares beneficially owned by Fidelity Management & Research Company, a wholly owned subsidiary of FMR, as a result of its serving as an investment advisor to various investment accounts.

(3) Based on a Schedule 13G, dated January 20, 1998, filed by the State of Wisconsin Investment Board with the Commission.

(4) Based on a Schedule 13G, dated January 23, 1998, filed by Heartland Advisors, Inc. with the Commission.

(5) Based on a Schedule 13G, dated February 6, 1998, filed by Dimensional Fund Advisors Inc. with the Commission.

(6) Based on a Schedule 13G, dated March 19, 1998, filed by Investment Counselors of Maryland, Inc. with the Commission.

(7) Based on the Schedule 13E-4 and includes 62,933 shares issuable upon the exercise of options which were exercisable or become exercisable within 60 days after June 28, 1998.

(8) Based on the Schedule 13E-4 and includes 84,176 shares issuable upon the exercise of options which were exercisable or which become exercisable within 60 days after June 28, 1998.

(9) Based on the Schedule 13E-4 and includes 41,373 shares issuable upon the exercise of options which were exercisable or which become exercisable within 60 days after June 28, 1998.

(10) Based on the Schedule 13E-4 and includes 28,915 shares issuable upon the exercise of options which were exercisable or which become exercisable within 60 days after June 28, 1998.

(11) Based on the Schedule 13E-4 and includes 102,655 shares issuable upon the exercise of options which were exercisable or which become exercisable within 60 days after June 28, 1998.

(12) Based on the Schedule 13E-4 and includes 365,732 shares issuable upon the exercise of options which were exercisable or which become exercisable within 60 days after June 28, 1998.

YOUR VOTE IS EXTREMELY IMPORTANT

     1. Please SIGN, MARK, DATE and MAIL your WHITE consent card in the enclosed postage-paid envelope as soon as possible. If you wish to consent to the removal of the current Board of Directors, the amendment of the Bylaws to set the number of directors and permit stockholders to fill vacancies on the Board, the election of the Cycle Nominees and the repeal of any Bylaws adopted since May 7, 1998, you must submit the enclosed WHITE consent card, even if you have already submitted a consent card to any other person or entity (including the Company).

     2. If your shares are held for you by a bank or brokerage firm, only your bank or broker can vote your shares and only after receiving instructions from you. Please call your bank or broker and instruct your representative to consent to the removal of the current Board of Directors, the amendment of the Bylaws to set the number of directors and permit stockholders to fill vacancies on the Board, the election of the Cycle Nominees and the repeal of any Bylaws adopted since May 7, 1998 on the WHITE consent card.

     3. Time is short. PLEASE VOTE TODAY!

     If you have questions or need assistance in voting your shares or in changing your vote, please contact Cycle at the number listed below:

                         c/o Innisfree M&A Incorporated
                         501 Madison Avenue, 20th Floor
                               New York, NY 10022
                         Call Toll-Free: (888) 750-5834
                 Banks and Brokers call collect: (212) 750-5833

                                                                        APPENDIX

                          GLOBAL MOTORSPORT GROUP, INC.
              CONSENT OF STOCKHOLDERS TO ACTION WITHOUT A MEETING:
            THIS CONSENT IS SOLICITED BY GOLDEN CYCLE, LLC ("CYCLE")

     The undersigned, a stockholder of record of GLOBAL MOTORSPORT GROUP, INC. (the "Company"), hereby consents pursuant to Section 228 of the Delaware General Corporation Law, with respect to the number of shares of Common Stock, par value $0.001 per share, of the Company held by the undersigned, to each of the following actions without a prior notice and without a vote as more fully described in Cycle's consent statement (the "Consent Statement"), receipt of which is hereby acknowledged.

     CYCLE STRONGLY RECOMMENDS THAT STOCKHOLDERS CONSENT TO THE FOLLOWING
PROPOSALS:

     1. Director Removal Proposal: Remove the current members of the Board of Directors of the Company other than the directors elected by this consent, pursuant to the resolution set forth in the Consent Statement.

          / / CONSENT            / / CONSENT WITHHELD               / / ABSTAIN

          If no box is marked with respect to the Director Removal Proposal, this Consent will be voted in favor of the removal of the directors of the Company as set forth above.

     2. Board Size Proposal: Amend the Bylaws to set the number of directors on the Board of Directors of the Company at five, pursuant to the resolution set forth in the Consent Statement.

          / / CONSENT            / / CONSENT WITHHELD               / / ABSTAIN

          If no box is marked with respect to the Board Size Proposal, this Consent will be voted in favor of the amendment of the Bylaws as set forth above.

     3. Director Vacancy Proposal: Amend the Bylaws to provide that the Company's stockholders may fill vacancies on the Board of Directors of the Company, pursuant to the resolution set forth in the Consent Statement.

          / / CONSENT            / / CONSENT WITHHELD               / / ABSTAIN

          If no box is marked with respect to the Director Vacancy Proposal, this Consent will be voted in favor of the amendment of the Bylaws as set forth above.

     4. Director Election Proposal: Elect the following five persons listed below (the "Nominees") to fill the newly vacant directorships, pursuant to the resolution set forth in the Consent Statement: Aaron
          H. Brenner, Alexander Grass, Roger Grass, H. Irwin Levy, George Lindemann

          / / CONSENT            / / CONSENT WITHHELD               / / ABSTAIN


                           (continued on reverse side)

                         (continued from previous side)


          To withhold consent to a proposed Nominee, specify the Nominee in the following space:

          ----------------------------------------------

          If no box is marked above with respect to the Director Election Proposal, this Consent will be voted in favor of the election of all five Nominees.

     5. Bylaw Proposal: Repeal any Bylaws adopted by the Board of Directors of the Company since May 7, 1998 (other than the Bylaws adopted by this consent), pursuant to the resolution set forth in the Consent Statement.

          / / CONSENT            / / CONSENT WITHHELD               / / ABSTAIN

          If no box is marked with respect to the Bylaw Proposal, this Consent will be voted in favor of the repeal of any Bylaws adopted since
          May 7, 1998 as set forth above.

                                     PLEASE ACT PROMPTLY.
               IMPORTANT:            THIS CONSENT MUST BE SIGNED
                                     AND DATED TO BE VALID.

               Dated: ____________________________ , 1998

               Signature: _______________________________

               Signature
               (if held jointly): _______________________

               Title or authority
               (if applicable): _________________________

               Please sign exactly as name appears hereon. If shares are registered in more than one name, the signature of all such persons should be provided. A corporation should sign in its full corporate name by a duly authorized officer, stating his or her title. Trustees, guardians, executors and administrators should sign in their official capacity, giving their full title as such. If a partnership, please sign in the partnership name by authorized persons. The consent card votes all shares in all capacities.

                     PLEASE MARK, SIGN AND DATE THIS CONSENT
              BEFORE MAILING THE CONSENT IN THE ENCLOSED ENVELOPE.